Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 21, 2005, with respect to the consolidated financial statements of Pluristem Life Systems Inc. for the year ended June 30, 2005 and for the period from inception (May 11, 2001) through June 30, 2005 in the Registration Statement (Form SB-2/A dated June 27, 2006) and related Prospectus for the registration of 330,059,239 shares of its common stock.

/s/ Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Haifa, Israel
June 27, 2006